UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

Guidewire Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35394	36-4468504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 East Hillsdale Blvd., Suite 800

Foster City, CA 94404

(Address of principal executive offices, including zip code)

(650) 357-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 1, 2017, Guidewire Software, Inc., a Delaware corporation (“Guidewire”), completed its previously announced acquisition of Cyence Inc., a Delaware corporation (“Cyence”), pursuant to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated October 5, 2017, by and among Guidewire, Cyence, Caesar Acquisition Sub I, Inc., a Delaware corporation (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“MergerCo II”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the indemnifying parties.

Pursuant to the terms of the Merger Agreement, MergerCo I merged with and into Cyence (the “First Merger”), and upon consummation of the First Merger, MergerCo I ceased to exist and Cyence was the surviving corporation of the First Merger and became a wholly owned subsidiary of Guidewire. Cyence then merged with and into MergerCo II, pursuant to which MergerCo II continued to exist as a wholly owned direct subsidiary of Guidewire.

Upon consummation (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Mergers”), all outstanding shares of Cyence capital stock and options to purchase Cyence capital stock were cancelled in exchange for the right to receive aggregate consideration of approximately $275 million, or $265 million net of $10 million cash on hand, subject to customary transaction adjustments. Consideration consisted of net cash of approximately $130 million and approximately 1.7 million shares of newly issued Guidewire common stock and options. Of those shares, approximately 250,000 are in the form of deferred equity consideration, which are subject to the achievement of certain retention and operating milestones.

The description of the Merger Agreement contained in this Item 2.01 is qualified in its entirety by the full text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1.

A copy of the press release announcing the closing of the Mergers is attached hereto as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On November 1, 2017, Guidewire issued a press release that affirmed that it will be at the high end or above its previously announced total revenue guidance range for its first quarter ended October 31, 2017. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 on Form 8-K, certain of the information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished under Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2017, Scott Roza, Guidewire’s Chief Business Officer, announced that he will step down as Chief Business Officer, effective immediately. Mr. Roza has indicated that he currently plans to remain an employee of the Company through the end of the calendar year.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

(b) Pro Forma Financial Information.

The financial statements required by Item 9.01(a) and the pro forma financial information required by Item 9.01(b) have not been included in this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description of Exhibits

2.1*	Agreement and Plan of Reorganization, by and among Guidewire Software, Inc., Cyence Inc., Caesar Acquisition Sub I, Inc., Caesar Acquisition Sub II, LLC and Shareholder Representative Services LLC dated October 5, 2017.

99.1	Press release dated November 1, 2017.

*	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2017

GUIDEWIRE SOFTWARE, INC.

By:	/s/ Richard Hart
Richard Hart
Chief Financial Officer